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                    SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549


                                 Form 8-K

                              Current Report



                    Pursuant to Section 13 or 15 (d) of
                      Securities Exchange Act of 1934

           Date of Report:    (Date of Earliest Event Reported):
    April 22, 1997                        April 7, 1997

                              GROSSMAN'S INC.
          (Exact Name of Registrant as Specified in its Charter)

                                 DELAWARE
              (State of Other Jurisdiction of Incorporation)

                      1-542                   38-0524830
               (Commission File No.)       (I.R.S. Employer
                                           Identification No.)

                   45 Dan Road
              Canton, Massachusetts                       02021
       (Address of Principal Executive Offices)         (Zip Code)

            Registrant's telephone number, including area code:

                              (617) 830-4000


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Item 3.  Bankruptcy or Receivership.

     (a) On April 7, 1997, the Registrant and two of its subsidiaries, GRS Holding Company, Inc. and GRS Realty Company, Inc., filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the "Court") for a debtor-in-possession reorganization under Chapter 11 of the Bankruptcy Code. As a result of the filing, the Court assumed jurisdiction over the cases. On April 8, 1997 the Court entered an order procedurally consolidating and providing for joint administration of the cases (Case Number 97-695). The Court has also entered first day orders granting authority to pay employees, honor customer practices and take certain other actions which assist business operations in Chapter 11.

     On April 9 and 10, 1997, the Bankruptcy Court approved secured lending facilities with GDI Company, Inc. ("GDI"), which has agreed to provide the Company with up to $50 million in debtor-in-possession ("the GDI Facility") financing, and Congress Financial Corporation ("Congress"), the Registrant's existing revolving credit lender. Congress will continue to provide
financing, essentially on       pre-bankruptcy terms, through
April 29, 1997. On or before that date, GDI, under the GDI DIP Facility, and pursuant to a Court order dated April 9, 1997, is scheduled to purchase the Congress pre-bankruptcy loan (currently approximately $26.1 million) and take an assignment of Congress' collateral position. The Court also granted approval of $11 million of interim borrowings under the GDI DIP Facility to be made on or prior to April 21, 1997. The $11 million in advances will be secured by the same real estate collateral securing the current GDI pre-bankruptcy loan of $4,000,000, which remains in place in excess of the GDI DIP Facility. In addition, a $1.99 million GDI pre-bankruptcy loan secured by specific real estate parcels remains in place in excess of the GDI DIP Facility. Upon the purchase by GDI of Congress' position, advances under the full $50 million DIP Facility (including the $11 million of interim advances by GDI and the obligation to be purchased from Congress) will be secured by the real estate and the collateral currently held by Congress. The GDI DIP Facility provides for formula based additional advances for normal business operations and other cash needs during the bankruptcy proceedings. A final hearing on the approval of the full GDI DIP Facility is currently scheduled for April 30, 1997 in the Court.


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     Three of the seven members of the Registrant's Board of
Directors are executive officers of JELD-WEN, inc., an affiliate of GDI and a major supplier of the Registrant. The chairman of JELD-WEN is the beneficial owner of approximately 12% of the Registrant's common stock. Other JELD-WEN affiliates are pre-bankruptcy lenders of the Registrant.

     Congress has received a subordinated collateral position, behind GDI, in the Registrant's owned real estate, until repayment of its loans (other than the termination fee discussed below). In addition, the Congress lien is collateralized by all personalty, including inventory and receivables, existing both prior and subsequent to the commencement of bankruptcy proceedings. A $1 million termination fee claimed by Congress under the pre-petition revolving credit agreement will be secured by Congress' pre-petition collateral. The fee is disputed and will be determined at a later date.

     Effective on April 17, 1997, Thomas E. Arnold, Jr., a current member of the Board of Directors and a member of its Audit Committee, has been appointed by the Board as the person principally responsible for Grossman's reorganization effort and its related bankruptcy proceeding. Mr. Arnold's duties and responsibilities also include supervision of financial reporting. The initial term of Mr. Arnold's assignment is 90 days, subject to renewal by the Board. Seymour Kroll, as Chief Executive Officer, will focus primarily on improving store sales and operations.

     Statements contained herein that are not based on historical fact are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Important factors, beyond the Registrant's control, that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the need for approvals by the Court, competition, stability of customer demand, and the sufficiency of its capital resources. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. The Registrant undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.




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                                SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              GROSSMAN'S INC.

                              By:  /s/ Richard E. Kent
                                   ----------------------
                                   Richard E. Kent
                                   Vice President, Secretary
                                   and General Counsel


Dated:  April 22, 1997






























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